Exhibit 10.12

EXECUTION VERSION

SHARED SERVICES AND OVERHEAD SHARING AGREEMENT

This AGREEMENT (this “Agreement”) is made effective as of May 9, 2024 (the “Effective Date”), by and between Lions Gate Entertainment Corp., a British Columbia corporation (“LG Parent”), and LG Orion Holdings ULC, a British Columbia unlimited liability company (“StudioCo” or, following the consummation of the Business Combination, “Pubco” ) (LG Parent and StudioCo collectively, the “Parties” and each a “Party”).

BACKGROUND

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in that certain Separation Agreement, dated as of May 8, 2024, by and among LG Parent, LG Sirius Holdings ULC and StudioCo, a predecessor to Pubco (as it may be amended or supplemented from time to time, the “Separation Agreement”); provided, that, for purposes of this Agreement, neither Pubco nor any of its controlled Affiliates shall be deemed “Affiliates” of LG Parent and none of LG Parent and its controlled Affiliates (other than Pubco’s controlled Affiliates) shall be deemed “Affiliates” of Pubco;

WHEREAS, as a result of the transactions contemplated by that certain Business Combination Agreement, dated as of December 22, 2023, by and among LG Parent, Screaming Eagle Acquisition Corp., a Cayman Islands exempted company, and the other parties thereto (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), at the StudioCo Amalgamation Effective Time (as defined in the Business Combination Agreement) StudioCo will amalgamate with a successor of SEAC to form “Pubco” and Pubco will acquire the Studio Business and LG Parent will acquire at least 82.5% of the issued and outstanding Pubco Common Shares (as defined in the Business Combination Agreement), with the remaining issued and outstanding Pubco Common Shares being acquired by other shareholders (collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”);

WHEREAS, as a result of the Business Combination, the directors of Pubco (the “Pubco Directors”) will serve on (or as an observer of) the Board of Directors of LG Parent);

WHEREAS, as a result of the Business Combination, certain members of management of LG Parent will also become members of management of Pubco and provide certain management services to both LG Parent and Pubco (the “Shared Management Services”);

WHEREAS, as a result of the Business Combination, certain employees of LG Parent will also become employees of Pubco and provide certain services to both LG Parent and Pubco (the “Shared Employee Services”);

WHEREAS, prior to the Business Combination, the Studio Business and the Starz Business of LG Parent (“Starz”) shared certain general corporate and administrative services (the “Shared G&A Services” and, together with the Shared Management Services and Shared Employee Services, the “Shared Services”); and

WHEREAS, in order to ensure that each of LG Parent and Pubco continues to receive such Shared Services following the Business Combination, the Parties mutually agree that it is in each of their best interests to share the costs and expenses associated with certain employees, certain facilities and property, and certain arrangements with third parties and that for ease of administration, one of the Parties may pay such costs and expenses on behalf of each of the Parties and their subsidiaries, in each case upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	TERM

The term of this Agreement shall commence at the StudioCo Amalgamation Effective Time (as defined in the Business Combination Agreement) and shall continue until the termination of this Agreement pursuant to Section 4 herein (the “Term”).

2.	SERVICES

Pubco or LG Parent (in such capacity, “Provider”) shall, or shall cause its applicable Affiliate(s) to, provide to (or at their discretion, procure for) LG Parent or Pubco, respectively (in such capacity, “Service Recipient”) or its applicable Affiliate(s) the applicable Shared Services as and when required during the Term. The Parties hereby agree that the Shared Services shall include the following:

2.1 Corporate Executive. Executive management services including, but not limited to, corporate initiatives services, strategic planning, corporate development consulting projects, and general administrative functions.

2.2 Human Resources. Human resources services including, but not limited to, oversight of organizational design, talent management and staffing, training and development services, administration of benefit and equity compensation plans and other compensation and total rewards management, and provision of global human resource system and other general human resource assistance to the Service Recipient (including payroll).

2.3 Audit. Audit services including, but not limited to, information technology audits and other oversight of internal investigations.

2.4 Accounting and Finance. Activities including, but not limited to, provision of accounting and financial support for: the Service Recipient’s mergers and acquisition (“M&A”) activity, management of global accounting and financial systems, provision of internal controls and compliance oversight, budgeting and forecasting, financial planning and analysis, procurement, participations and residuals management, and preparation and filing of public financial disclosures (e.g., filings required by United States securities laws).

2.5 Legal. Legal advice and related assistance pertaining to, but not limited to, contracts, M&A, intellectual property, litigation, compliance (regulatory and government affairs) and other corporate legal issues.

2.6 Tax. Services related to federal, provincial, state, local and foreign country Tax filings imposed by governmental authorities including, but not limited to, corporate income Tax, gross receipts Tax, franchise Tax, capital Tax, goods and services Tax, sales and use Taxes, value-added Taxes, property Taxes, payroll Taxes, municipal or other local license Taxes and other Tax filings for all applicable jurisdictions. These services will also include support for the tax provision required for the filing of public financial statements, Tax audits, estimated Tax declarations, and other Tax functions as determined appropriate by the applicable Service Recipient.

2.7 Treasury and Risk Management. Activities related to global treasury and risk management functions including, but not limited to, banking and cash management, foreign currency management, assistance with determining insurance strategy with respect to property coverage, casualty, and product liability insurance, and any other insurance, and maintenance thereof.

2.8 Information Technology. Information technology services including, but not limited to, the study, design, development, implementation, support or management of computer-based information systems/infrastructure, particularly software applications and computer hardware, cybersecurity services and data backup and recovery.

2.9 IR/Communications. Services related to investor relations, corporate communications and public relations.

2.10 Facilities Management. Services related to office planning and management, building maintenance and repairs and security and access control.

2.11 Shared Contracts. Services under certain contracts that relate to the businesses of both Provider and Service Recipient, which cannot be readily separated (such contracts the “Shared Contracts”). The actual contracts that are designated Shared Contracts pursuant to this Agreement shall be mutually agreed upon by the Single Points of Contact (as defined below) for the applicable Providers and Service Recipients and the applicable Providers and Service Recipients shall take all steps reasonably necessary to allow for the benefits of such Shared Contracts to be actually shared in accordance with the terms of Section 2.8 of the Separation Agreement.

2.12 Miscellaneous. Any other activities respecting any other matters relating to Service Recipient’s respective businesses that benefit the Service Recipient, as may be provided or procured by Provider from time to time and mutually agreed to by Provider and the Service Recipient. Each change or supplement to the Shared Services, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and shall be deemed a part of the “Shared Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

2.13 Single Point of Contact. Each Party shall designate a contact person (each a “Single Point of Contact”) to facilitate communications and performance with respect to this Agreement and the Shared Services, as a whole. The Parties shall direct all initial communications intended for a manager or supervisor or similar level resource and relating to this Agreement and the Shared Services to the Single Point of Contact for the other Party set forth in Schedule 1. Each Party shall have the right at any time and from time to time to replace its Single Point of Contact by written notice to the other Party in accordance with this Agreement, following which the applicable provisions of Schedule 1 shall be deemed to be amended to reflect such Party’s new Single Point of Contact.

3.	COST SHARING

3.1 Generally.

3.1.1

All documented expenses, fees, charges and costs relating to the Shared Services, including third-party charges, facility costs, including maintenance costs, rental costs, legal and accounting expenses, telephone and fax costs, travel expenses, costs of technical and communications support, and shared administration and other similar office expenses (collectively, “Shared Expenses”), shall be paid by Pubco, including, if not directly incurred by Pubco or its applicable Affiliate, by reimbursement to LG Parent in the event that LG Parent is a Provider of any Shared Services and incurs any Shared Expenses; provided, that such amounts payable to LG Parent pursuant to this Section 3.1.1 shall be offset by the LG Parent Allocation such that only amounts required to be paid or reimbursed by Pubco in excess of the LG Parent Allocation shall be payable to LG Parent; provided, further, that Shared Expenses shall be net of all costs or expenses relating to Benefits (as defined below) to which employees of Starz (other than Shared Employees) are entitled under plans maintained by LG Parent or its Affiliates.

3.1.2

In consideration of the Shared Services, and in further consideration of Pubco’s assumption and payment of the Shared Expenses, LG Parent (or its Affiliate) shall reimburse Pubco in an amount of $10 million per fiscal year (the “LG Parent Allocation”). The LG Parent Allocation shall be payable in equal monthly installments on the last day of each fiscal month following the StudioCo Amalgamation Effective Time; provided, that such payment may, at LG Parent’s option, be reduced by the amount of any Shared Expense actually incurred or paid by LG Parent with respect to such Shared Services and reimbursable by Pubco pursuant to Section 3.1.1. The Parties agree to consider in good faith from time-to-time adjustments to the LG Parent Allocation as required to reflect changes in the Shared Services as agreed to from time to time. The Parties shall amend this Agreement to reflect any such agreed upon changes.

3.2 Shared Employees.

3.2.1

In the event that any employee (including any corporate executive) of Provider acts as an employee or corporate executive of, or otherwise provides services to, both Parties (and/or their subsidiaries) such employee shall be treated as a “Shared Employee”.

3.2.2

For such time as any Shared Employees are shared under this Agreement, the applicable employer of the Shared Employee, either Pubco or LG Parent, shall, except as provided in Section 3.2.3, be solely responsible for the payment of all compensation, including wages, bonuses, commissions and other incentive compensation (collectively, the “Wages”), employee benefits, including, but not limited to, pension and welfare benefits, paid absences, health insurance and other fringe benefits, direct non-labor costs and similar expenses, reimbursement of out-of-pocket third-party costs and expenses, severance benefits and workers’ compensation insurance (collectively, the “Benefits”), in each case, including associated employer-side payroll and similar Taxes. Without limiting the generality of the foregoing, and subject to the final proviso of Section 3.1.1, such Wages, Benefits and other costs relating to Shared Employees (including associated employer-side payroll and similar Taxes) shall (regardless of whether Pubco or LG Parent is responsible under this paragraph for the actual payment of Wages or the provision of Benefits) be deemed “Shared Expenses” and subject to payment or reimbursement, as applicable, under Section 3.1.

3.2.3

Notwithstanding the provisions of Section 3.1.1 or 3.2.2, the Parties agree that any equity compensation awards to employees of Starz or the Studio Business (including Shared Employees) shall be provided by, and shall be the responsibility of, LG Parent, provided that the costs of such awards with respect to employees of the Studio Business and Shared Employees shall be reflected as an expense on the financial statements of the StudioCo Group for accounting purposes. Such awards shall not be Shared Expenses, and it is not currently anticipated that Pubco will grant any Pubco equity compensation awards to any persons.

3.2.4

To the extent employees of Starz (other than Shared Employees) receive Benefits under a plan maintained by Pubco or one of its subsidiaries, or receive Wages from Pubco or one of its subsidiaries , LG Parent shall reimburse Pubco for the costs or expenses relating to such Benefits or Wages (including associated employer-side payroll and similar Taxes) to the extent such Benefits have not been satisfied pursuant to the offset contemplated by the final proviso to Section 3.1.1. For the avoidance of doubt, for any such reimbursement required under this Section 3.2.4 that is not satisfied pursuant to the offset contemplated by the final proviso in Section 3.1.1, Pubco may offset such amounts payable against any other amounts Pubco is required to pay LG Parent pursuant to Section 3.1.1.

3.2.5

To the extent employees of the Studio Business (other than Shared Employees) receive Benefits under a plan maintained by LG Parent or one of its subsidiaries, or receive Wages from LG Parent or one of its subsidiaries, Pubco shall reimburse LG Parent for the costs or expenses relating to such Benefits or Wages (including associated employer-side payroll and similar Taxes).

3.3 Taxes.

3.3.1

Any amount required to be paid by a Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement does not include any Taxes payable with respect to such payment. In addition to any such payment, except as otherwise provided in this Agreement, any Service Recipient shall pay (or cause to be paid) and be responsible for and shall promptly reimburse the applicable Provider for any sales, use, excise, value-added, service, goods and services, consumption or similar Taxes imposed on, in connection with or with respect to the provision of the Shared Services by such Provider (such Taxes, “Service Provision Taxes”). The applicable Service Recipient shall either (1) upon receipt of an invoice (or other valid and customary documentation, if any), if applicable, reasonably detailing the applicable Service Provision Taxes and a calculation of the amount due, promptly pay or reimburse the applicable Provider for the amount of such Service Provision Taxes shown as due on such invoice (or other documentation) (and, to the extent required by applicable Law, such Provider shall timely remit such amount to the applicable Tax authority) or (2) where permitted by applicable Law, timely and directly account to the relevant Tax authority for any such Service Provision Taxes.

3.3.2

Any amount required to be paid by a Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless the payor is required to deduct or withhold Taxes from such payment under applicable Law. If the payor is so required by applicable Law to deduct or withhold any amount for or on account of Taxes from any such payment, then the payor shall (i) make such deductions or withholdings as are required by applicable Law (taking into account applicable Tax forms, documentation or certificates furnished by the payee and any reductions or exemptions provided thereunder), (ii) timely pay the full amount so deducted or withheld to the applicable Tax authority, and (iii) promptly provide to the applicable payee reasonable evidence of payment to the appropriate Tax authority of such deducted or withheld amounts. To the extent any such amounts are so deducted or withheld and timely paid to the applicable Tax authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction and withholding was made; provided, for the avoidance of doubt, that Service Provision Taxes shall not be treated as deemed paid to the Provider and shall be reimbursed by a Service Recipient pursuant to Section 3.3.1.

3.3.3

The Parties shall (and shall cause their respective Affiliates to) cooperate in good faith in order to reduce or eliminate Service Provision Taxes and Taxes otherwise required to be deducted or withheld by any Party (or its Affiliates) on amounts required to be paid by such Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement to the extent legally permissible, including by providing any applicable Tax forms, documentation or certificates.

3.3.4

If a Provider receives any refund of Taxes that are borne by a Service Recipient pursuant to this Agreement, then such Provider shall promptly pay, or cause to be paid, to such Service Recipient the amount of such refund (net of any additional Taxes such Provider incurs or will incur as a result of the receipt of such refund, taking into account available deductions for applicable Tax purposes that reduce such Taxes).

3.3.5

If any amount paid by Service Recipient to Provider with respect to Taxes in connection with this Agreement is subject to adjustment by any Tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law), the Service Recipient shall make an additional payment or Provider shall make a rebate of consideration previously paid to reflect such adjustment to the extent consistent with the Parties’ economic rights and obligations for such Taxes pursuant to this Agreement.

3.3.6	The Parties agree to (and to cause their respective Affiliates to) cooperate in good faith to avoid double taxation.

3.3.7

Notwithstanding anything to the contrary in this Agreement, each Party will be solely responsible for any and all Taxes levied, assessed or imposed on its income, business operations (e.g., franchise Taxes) or the ownership of its assets.

3.4 Board Services. For such time as any Pubco Director is also serving on (or as an observer of) the Board of Directors of LG Parent, such Pubco Director will be compensated solely by LG Parent in accordance with LG Parent’s non-employee director compensation program (which may be amended from time to time) and will not receive additional compensation from Pubco.

4.	TERMINATION

4.1 Events of Termination. This Agreement may be terminated in the following events:

4.1.1

immediately by a Party upon written notice if the other Party defaults in the performance of any of its material obligations under this Agreement, and such default continues and has not been remedied for a period of thirty (30) days after a Party has given written notice specifying such default and requiring it to be remedied;

4.1.2

immediately by a Party upon written notice if the other Party experiences a Bankruptcy Event. For purposes of this Agreement, a “Bankruptcy Event” will be deemed to have occurred with respect to a Party upon such Party’s insolvency, general assignment for the benefit of creditors, such Party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such Party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such Party or for all or any substantial part of such Party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against such Party of any Bankruptcy Proceeding that is not stayed within sixty (60) days after such filing;

4.1.3	immediately by a Party upon written notice if the other Party experiences a Change of Control;

4.1.4

immediately upon the consummation of any transaction as a result of which LG Parent, or its successor, ceases to own, directly or indirectly, more than 50% of the issued and outstanding equity interests of Pubco, or its successor; or

4.1.5	as agreed to in writing by the Parties.

4.2 Effect of Termination

4.2.1

Expiration or other termination of this Agreement shall not: (i) relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement prior to the effective date of such termination; or (iii) prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such termination or that, by the terms of this Agreement, survives such termination. In the event this Agreement is terminated pursuant Section 4.1.3 or 4.1.4, the Parties shall cooperate to enter into a new agreement to provide for an orderly transition of shared services, as deemed reasonably necessary by the Parties.

4.2.2

No Fees Due Upon Termination. Other than amounts due in connection with Shared Services rendered prior to termination of this Agreement, no Party shall be entitled to receive any fee or payment upon termination of this Agreement, whether or not such termination is for cause.

4.2.3

Survival. Nothing herein shall survive the termination of this Agreement, except for Section 3.3.4, Section 3.3.5 and this Section 4.2, those terms that are, by their express terms (including as provided by this Section 4.2), to survive the termination of this Agreement and Sections 5, 6, 8 and 10, each of which shall survive any termination of this Agreement.

5.	INDEMNIFICATION

5.1 By Provider. Provider shall indemnify and hold Service Recipient harmless from and against any and all claims, demands, losses, Taxes, costs, damages, suits, judgments, penalties, expenses, and liabilities of any kind or nature whatsoever, related to claims asserted by third parties, incurred by Service Recipient, including reasonable attorneys’ fees and costs of any defense associated therewith and incremental Taxes arising as a result of such indemnification (“Losses”), arising directly or indirectly out of, or in any manner connected with, the bad faith, gross negligence or willful misconduct of Provider in performing or failing to perform the activities hereunder. The Provider’s liability under this indemnity shall be reduced proportionately to the extent that the actions of the Service Recipient or any employee or representative of the Service Recipient causes or contributes to such Losses and shall in no event exceed the total aggregate amounts paid to Provider by the Service Recipient pursuant to this Agreement, less any amount paid prior thereto pursuant to Section 5.3 in connection with the same or related underlying circumstances.

5.2 By Service Recipient. Service Recipient shall indemnify and hold Provider harmless from and against any and all claims, demands, losses, Taxes, costs, damages, suits, judgments, penalties, expenses, and liabilities of any kind or nature whatsoever, related to claims asserted by third parties, incurred by Provider, including reasonable attorneys’ fees and costs of any defense associated therewith and incremental Taxes arising as a result of such indemnification (“Losses”), arising directly or indirectly out of, or in any manner connected with, the bad faith, gross negligence or willful misconduct of Service Recipient in performing or failing to perform the activities hereunder. Service Recipient’s liability under this indemnity shall be reduced proportionately to the extent that the actions of Provider or any employee or representative of Provider causes or contributes to such Losses and shall in no event exceed the total aggregate amounts paid to Service Recipient by Provider pursuant to this Agreement, less any amount paid prior thereto pursuant to Section 5.3 in connection with the same or related underlying circumstances.

5.3 Actions Between Parties; Limitation of Liability. For the avoidance of doubt, nothing in this Section 5 shall limit any Party’s right to assert claims against another Party for breach of this Agreement and to pursue any available legal and equitable rights and remedies in connection therewith, provided that (a) no Party shall be liable absent its bad faith, gross negligence or willful misconduct, (b) no Party shall in any event be liable for any indirect or consequential damages, for damages incidental to damages for which it is not liable hereunder, for loss of use, loss of profits, loss of production or business interruption, or (c) for any damages resulting from claims of third parties, which shall be governed solely by Section 5.1 or Section 5.2 (as applicable) or (d) in no event shall the non-breaching party have the right to enjoin, or otherwise be entitled to injunctive relief that prevents or impairs, the development, production, distribution or other exploitation of any film, television program or other form of content; and further provided that any Party’s liability to another Party shall be reduced proportionately to the extent that the actions of the Party asserting the applicable claim or any employee or representative of such Party causes or contributes to events giving rise to such liability and, in the event of a claim by a Service Recipient against a Provider, shall be limited to the total aggregate amounts paid to Provider by the Service Recipient pursuant to this Agreement less any amount paid prior thereto pursuant to Section 5.1.

6.	INDEPENDENT CONTRACTOR STATUS

This Agreement shall not be construed as creating any agency, partnership, joint venture, or other similar legal relationship between the Parties. With respect to the subject matter of this Agreement, both Parties shall be, and shall act as, independent contractors. Neither Party shall have authority to create any obligation for the other Party, except to the extent stated herein. Further, Provider shall be responsible for: (1) selecting and hiring its employees legally, including compliance with all applicable laws in connection therewith; (2) paying wages and other benefits that Provider offers to such employees in accordance with applicable laws; and (3) paying or withholding all required payroll taxes and mandated insurance premiums. Provider shall indemnify Service Recipient from a claim made by any Provider employee or agent against Service Recipient alleging rights or benefits as a Service Recipient employee. The Provider will make available to the Service Recipient such personnel as may be necessary to provide such Shared Service on the understanding that such personnel shall remain employed or engaged by the Provider and under the Provider’s direction, control and supervision. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Shared Service, and (ii) remove and replace such personnel at any time.

7.	PERFORMANCE OF SERVICES

7.1 Compliance with Law. Nothing in this Agreement shall require the Provider to perform or cause to be performed any Shared Service to the extent the manner of such performance would constitute a violation of applicable law or any existing contract or agreement with a third party. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable law that results in liability being imposed on the other Party.

7.2 Standard of Service. Each Provider represents, warrants and agrees that the Shared Services it provides shall be provided in good workmanlike manner using commercially reasonable efforts, in accordance with applicable Law and in a manner generally consistent with the historical provision of the Shared Services and with the same or higher standard of care as historically provided. Each Service Recipient shall use the Shared Services for the same purposes and in substantially the same manner as were used historically. Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Shared Services in accordance with the standards set forth in this Agreement. Each Provider remains responsible for the performance by any of its Affiliates of the Shared Services, and each such Affiliate shall be subject to the standard of service set forth in this Section 7.2.

7.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SHARED SERVICES ARE PROVIDED AS-IS, THAT SERVICE RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SHARED SERVICES AND PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PROVIDER AND SERVICE RECIPIENT HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SHARED SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SHARED SERVICE FOR A PARTICULAR PURPOSE.

8.	CONFIDENTIALITY

8.1 Neither Party hereto as the Receiving Party (as defined below) shall disclose to any third party, any Information (as defined below), except: (a) to the extent necessary to comply with applicable law, a governmental entity with jurisdiction over the Receiving Party or a valid court order of a court with competent jurisdiction, in which event the Receiving Party shall so notify the Disclosing Party (as defined below) as promptly as is practicable (if possible, prior to making such disclosure) and shall not oppose any efforts of the Disclosing Party to seek confidential treatment of such information; (b) to the extent necessary to comply with the disclosure requirements of the Securities and Exchange Commission or similar entities; (c) (i) to the Receiving Party’s employees, directors and officers, in their capacity as such, on a reasonable need-to-know basis, and (ii) to the Receiving Party’s respective parent, subsidiary or other Affiliates, and its or their investors, financiers, banks, auditors, attorneys, employees, directors and officers, in each case, on a reasonable need-to-know basis in connection with this Agreement (collectively, its “Permitted Recipients”) (provided, that the Receiving Party shall be liable in the event that any of its Permitted Recipients disclose any information that the Receiving Party would be prohibited from disclosing pursuant to this provision); (d) in order to enforce the Receiving Party’s rights pursuant to this Agreement; and (e) to a bona fide prospective or an actual buyer or financier as well as the Permitted Recipients thereof (provided, that any such buyer or financier first executes a written confidentiality agreement with the Receiving Party pursuant to which such buyer or financier agree(s) (on behalf of itself and its Permitted Recipients) to be bound by the provisions of this Section 8.1 or a similar undertaking of confidentiality at least as restrictive as the provisions of this Section 8.1). “Information” means, with respect to a Party (the “Disclosing Party”), all confidential and/or proprietary information of such Disclosing Party that is received by or on behalf of the other Party (the “Receiving Party”) or that the Receiving Party otherwise learns or has access to, other than any such information that (a) is publicly available or publicly known other than through a breach of this Section 8.1, (b) was known to the Receiving Party from a source other than the Disclosing Party, as applicable, that is not subject to a confidentiality obligation, or (c) is independently developed after the Effective Date by or on behalf of the Receiving Party or any of its Representatives, as applicable, without use or reference to the Information of the other Party. With respect to the Information of a Disclosing Party hereto, the Receiving Party shall use the same degree of care in safeguarding such Information as it uses to safeguard its own confidential Information and otherwise, in a commercially reasonable manner. Each Party acknowledges and agrees that in the event of a breach by it of any of the provisions of this Section 8.1, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Disclosing Party and/or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of proving actual damages. However, it is agreed that in no event shall either Party seek to enjoin or otherwise restrain the development, production, advertising, promotion, distribution, exhibition, or other exploitation of any motion picture or other content of the other Party or its Affiliates in connection with the exercise of remedies under this Agreement except to the extent such claim is based on a breach of intellectual property rights. For the avoidance of doubt, each Party shall be required to inform its members, managers, officers, employees, contractors and agents of the obligations hereunder and cause them to comply therewith.

9. INTELLECTUAL PROPERTY

9.1 Except as expressly set forth in Section 9.2, nothing in this Agreement shall or is intended to transfer, convey, grant or assign any right or license in or to the Intellectual Property Rights of one Party (or such Party’s Affiliates or their licensors) to any other, whether by implication, estoppel, or otherwise. All rights not expressly granted herein are expressly reserved. Service Recipient shall not remove or alter any proprietary notices that appear on any information technology, software or other technology owned or made available by or on behalf of Provider or its Affiliates in connection with the Shared Services, and shall not attempt to decompile or reverse engineer copies of any software owned or made available by Provider.

9.2 Without limitation to Section 8, each Party hereby grants, and shall cause its Affiliates to grant, to the other Party and its Affiliates, a limited, worldwide, non-exclusive, non-transferable (except as provided in Section 10.3), non-sublicensable (except to such Party’s or its Affiliates’ subcontractors in connection with the provision or receipt of the Shared Services, as applicable), royalty-free, fully paid up license (or sublicense, as applicable) under (a) the Intellectual Property Rights owned by such first Party or its Affiliates, and (b) any Intellectual Property Rights owned by any third party and sublicensable by such first Party or any of its Affiliates (but only to the extent sublicensable without further payment or other obligation by such first Party or its Affiliates), in each case, solely to the extent required or used for, as applicable, Provider to provide the Shared Services, or Service Recipient to receive or use the Shared Services for purposes consistent with those for which they were provided, in each case, in accordance with this Agreement. Upon the termination or expiration of any Shared Service as provided herein, the license to the relevant Intellectual Property Rights granted under this Section 9.2 in connection with such Shared Service shall automatically terminate.

10.	MISCELLANEOUS

10.1 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on Schedule 1.

10.2 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and there are no representations, warranties, understandings or commitments except as provided herein. This Agreement supersedes all prior understandings, negotiations and discussions, whether written or oral, concerning the subject matter hereof, which are hereby cancelled.

10.3 Successors and Assigns; No Third-Party Rights. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void ab initio and without force or effect, provided that any assumption of this Agreement as part of the chapter 11 bankruptcy case of any Party shall not be considered an assignment for purposes of this Section 10.3. This Agreement is not intended to, and does not, create rights in any other person, and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

10.4 Severability. Any term or provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction or other governmental authority in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to replace invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.

10.5 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplement to this Agreement, shall be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.6 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

10.7 Governing Law; Waiver of Jury. Each of the Parties hereto hereby agrees this Agreement shall be governed by and shall be construed in accordance with the laws of the State of California, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH

PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter.

10.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney or representative of either Party or their affiliates shall have any liability for any obligations or liabilities of either Party, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Lions Gate Entertainment Corp.		LG Orion Holdings ULC

By:	/s/ James. W Barge	By:	/s/ Adrian Kuzycz
Name: James W. Barge		Name: Adrian Kuzycz
Title: Chief Financial Officer		Title: President

Schedule 1

Point of Contact and Notice Addresses

Party	Single Point of Contact	Notice Address
LG Parent	Brian Goldsmith, Chief Operating Officer	2700 Colorado Avenue Santa Monica, CA 90404

StudioCo	Bruce Tobey, General Counsel	2700 Colorado Avenue Santa Monica, CA 90404

Sch. 1-1